FINAL PROSPECTUS	Filed Pursuant to Rule 424(a) Registration No. 333-152403

HUDSON HOLDING CORPORATION

4,000,000 SHARES
OF
COMMON STOCK

This prospectus, of this Registration Statement, relates to the resale of up to 4,000,000 shares of our common stock, par value $.001 per share issuable to the selling stockholder upon exercise of warrants at an exercise price of $.75 per share granted to it in a private placement of our common stock completed on June 20, 2008.

To the extent the selling stockholder wishes to sell its shares of our common stock as provided for herein, the selling stockholder may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock underlying the warrants, but we will receive funds upon the exercise of such warrants for cash. Such proceeds, if any, will be used by us for working capital and general corporate purposes. We will pay the expenses of registering these shares.

Prospective investors should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Where You Can Find More Information.”

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbol “HDHL”. On August 11, 2008, the closing sales price for the common stock on the OTCBB was $0.31 per share.

Our principal executive offices are located at 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310.

An investment in the shares of our common stock being offered by this prospectus involves a high degree of risk. You should read the “Risk Factors” section beginning on page 3 before you decide to purchase any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
ABOUT THE OFFERING	2
RISK FACTORS	3
USE OF PROCEEDS	11
SELLING SECURITY HOLDERS	12
PLAN OF DISTRIBUTION	14
DESCRIPTION OF SECURITIES	16
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS	17

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on you own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of Hudson Holding Corporation and other companies.

INCORPORATION OF CERTAIN ITEMS BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" the information that we file with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed on June 27, 2008;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed on August 12, 2008;
•	Our definitive Proxy Statement used in connection with the Annual Meeting of Stockholders held on August 13, 2008, as filed on July 25, 2008;
•	Our Current Reports on Form 8-K, as filed on May 14, 2008 and June 24, 2008.

You should rely only on the information contained in this prospectus or that information to which this prospectus has referred you by reference. We have not authorized anyone to provide you with any additional information.

These documents may also be accessed through our website at http://www.hudsonholdingcorp.com or as described under "Where You Can Find More Information." The information and other content contained on or linked from our website are not part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address or telephone number:

Keith Knox
111 Town Square Plaza, Suite 1500A
Jersey City, New Jersey 07310
(201) 216-0100

PROSPECTUS SUMMARY

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

GENERAL

Hudson Holding Corporation, which we also refer to as “Holding”, is a holding company and is the parent of its wholly owned subsidiaries, namely Hudson Securities, Inc., sometimes referred to as “Hudson,” and Hudson Technologies, Inc., sometimes referred to as “Technologies”. Collectively, we refer to these entities as the “Company” in this prospectus. Hudson is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority ("FINRA"). The Company has offices in New Jersey and Florida. Technologies was formed for the purpose of providing software development and technology services for Hudson and for third parties.

Operations

Hudson is a member of FINRA and is insured by the Securities Investor Protection Corporation. Hudson is a market maker trading more than 9,000 NASDAQ, non-NASDAQ OTC, listed and foreign securities, and specializes in providing liquidity in mid cap, small cap and micro cap stocks. Hudson has been in business since 1984.

As a market maker, Hudson provides its customers with order executions. When customers come to Hudson seeking to buy or sell securities, the firm works to satisfy the customers’ needs, either by finding counterparties willing to trade with the customers (obtaining liquidity) or, where appropriate, by taking the other side of the trades, thereby providing liquidity for its customers by purchasing or selling the securities itself. In a sense, liquidity is the product that Hudson sells to its customers.

Hudson’s customers are firms that require liquidity to complete stock trades, funds whose investment decisions call for shifts into or out of certain stocks, retail customers, professional traders who want to establish or liquidate their positions, and other retail brokerage firms whose individual investor clients wish to buy or sell securities. By trading with Hudson, its customers are able to obtain liquidity.

Providing trade executions generates two types of revenue for Hudson, commissions and fee revenue and trading revenue.

Commissions and fee revenue comes from the fees that Hudson charges its customers for executing their orders, generally a fixed price per share traded. Revenue may vary with the number and size of Hudson’s customers and with their level of trading activity. Commissions and fee revenue is free of market risk for Hudson since Hudson either transacts as an agent or on a riskless principal basis.

Trading revenue is derived from the profit and loss associated with purchases and sales of securities for Hudson’s trading account, for securities in which Hudson makes markets. In doing so, the firm itself is at risk to changes in stock prices. Trading profits are obtained by paying less to buy shares for its own account than the firm receives for selling those shares. Because the price for which the firm is willing to purchase shares (its “bid” price) is always less than the price at which it would then sell those shares (its “ask” price), trading with a customer presents a market maker with an opportunity to capture the difference between these prices (the “bid-ask spread”) provided it can find a contra-party with whom to trade in the same security before the stock price moves against the trader. Finding a counterparty to take the other side of a trade can be challenging, and failure to find a counterparty at the right price or time can lead to a loss.

ABOUT THE OFFERING

Common Stock Offered by Selling Security Holder	4,000,000 shares issuable upon the exercise of common stock purchase warrants (the “Warrants”).

Common Stock Outstanding After the Offering	49,125,185 shares of common stock (excluding 8,361,666 unvested restricted shares)

Use of Proceeds
We will not receive any proceeds from the sale of the common stock.  However, we will receive the exercise price of any common stock we issue to the selling security holders upon exercise of the warrants for cash.  We intend to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

Selling Stockholder	Seaport Hudson LLC, a Delaware limited liability company.

Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors"

OTCBB Symbol	“HDHL”

RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus before deciding to purchase or to sell our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business

Stock market volatility and other securities industry risks could adversely affect our business.

Substantially all of our revenues are derived from securities market activities. As a result, we are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have been very volatile, which has reduced trading volume and net revenues. The tightening of credit, the terrorist attacks in the United States on September 11, 2001, the invasion of Iraq in 2003 and other events have also resulted in substantial market volatility and accompanying reductions in trading volume and net revenues. In addition, any general economic downturn would adversely affect trading volumes and net revenues. The failure of financial institutions or hedge funds, severe market fluctuations or weak economic conditions could reduce our trading volume and net revenues and adversely affect our profitability.

We are subject to market exposure and could be adversely affected by a decrease in the price of securities which we hold in our trading accounts.

We conduct our market-making activities predominantly as principal, which subjects our capital to significant risks. These activities involve the purchase, sale or short sale of securities for our own account and, accordingly, involve risks of price fluctuations and illiquidity, or rapid changes in the liquidity of markets that may limit or restrict our ability to either resell securities we purchase or to repurchase securities we sell in such transactions. From time to time, we may have large position concentrations in securities of a single issuer or issuers engaged in a specific industry, which might result in higher trading losses than would occur if our positions and activities were less concentrated. Further, we trade on margin, which permits us to borrow funds from our clearing broker in order to take positions for our own account that exceed the available funds that we have deposited with our clearing broker, which might result in higher trading losses than would occur if our positions and activities were restricted to our funds on deposit. The success of our market-making activities primarily depends upon our ability to attract order flow, the skill of our personnel, general market conditions, the amount of, and volatility in, our quantitative market-making and program trading portfolios, effective hedging strategies, the price volatility of specific securities and the availability of capital. To attract order flow, we must be competitive on price, size of securities positions traded, liquidity, order execution, technology, reputation and client relationships and service. In our role as a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell securities. However, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of securities in inventory. By having to maintain inventory positions, we are subject to a high degree of risk. There can be no assurance that we will be able to manage such risk successfully or that we will not experience significant losses from such activities.

There is a risk that our future operating results may fluctuate significantly.

We may experience significant variation in our future results of operations. These fluctuations may result from, among other things:

•	introductions of or enhancements to market-making services by us or our competitors;
•	the value of our securities positions and our ability to manage the risks attendant thereto;
•	the volume of our market-making activities;
•	the dollar value of securities traded;
•	volatility in the securities markets;
•	our market share with institutional clients;
•	our ability to manage personnel, overhead and other expenses, including our occupancy expenses under our office leases and legal fees relating to legal and regulatory proceedings;
•	the strength of our client relationships; the amount of, and volatility in, our quantitative market-making and program trading portfolios;

•	changes in payments for order flow and clearing costs;
•	the addition or loss of executive management and sales, trading and technology professionals;
•	compensation expenses associated with recruiting new employees;
•	legislative, legal and regulatory changes;
•	legal and regulatory matters;
•	geopolitical risk;
•	the amount and timing of capital expenditures and divestitures;
•	the incurrence of costs associated with acquisitions and dispositions;
•	investor sentiment;
•	technological changes and events;
•	seasonality; and
•	competition and market and economic conditions.

If demand for our services declines due to any of the above factors, and we are unable to timely adjust our cost structure, our operating results could be materially and adversely affected.

Our traders may take larger risks than permitted which could result in large losses.

Although we require our traders to adhere to certain position limits (generally no more than $500,000 in total positions for the most experienced traders), sometimes a trader takes a position beyond these limits and subjects our company to greater risks. We have established procedures to guard against this, including real-time position monitoring which should promptly alert management to any excessive risks. However, there can be no assurance that management will be able to guard against all risks taken by each employee.

We are dependent on our clearing broker, which may go out of business or charge us for a default by a counterparty to a trade.

As a market maker, the majority of our securities transactions are conducted as principal with broker-dealer and institutional counterparties located in the United States. We clear our securities transactions through an unaffiliated clearing broker. Under the terms of the agreement between us and our clearing broker, the clearing broker has the right to charge us for losses that result from a counterparty's failure to fulfill its contractual obligations. No assurance can be given that any such counterparty will not default on its obligations, which default could have a material adverse effect on our business, financial condition and operating results. In addition, at any time, a substantial portion of our assets are held by our clearing broker and, accordingly, we are subject to credit risk with respect to such clearing broker. Consequently, we are reliant on the ability of our clearing broker to adequately discharge its obligations on a timely basis. We are also dependent on the solvency of such clearing broker. Any failure by the clearing broker to adequately discharge its obligations on a timely basis, or failure by the clearing broker to remain solvent, or any event adversely affecting the clearing broker, could have a material adverse effect on our business, financial condition and operating results. If our clearing broker was to go out of business or decide not to continue to act as our clearing broker, our operating results would be adversely affected until we could replace them.

Reduced market volume, price and liquidity can impact our revenues.

Our revenues may decrease in the event of a decline in market volume, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from market-making activities. Lower price levels of securities may also result in reduced revenue capture, and thereby reduced revenues from market-making transactions, as well as result in losses from declines in the market value of securities held in inventory. Sudden sharp declines in market values of securities can result in illiquid markets, declines in the market values of securities held in inventory, the failure of buyers and sellers of securities to fulfill their obligations and settle their trades, and increases in claims and litigation. Any decline in market volume, price or liquidity or any other of these factors could have a material adverse effect on our business, financial condition and operating results.

We operate in a highly regulated industry and compliance failures could adversely affect our business.

The securities industry is subject to extensive regulation covering all aspects of the securities business. The various governmental authorities and industry self-regulatory organizations that supervise and regulate us generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend or expel us or any of our officers or employees who violate applicable laws or regulations. We may also be subject to an enforcement action for failure to supervise if any of our employees or traders violates applicable laws or regulations. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance and reporting systems, as well as our ability to attract and retain qualified compliance and other personnel. If we do not comply with the rules and regulations established, we could be subject to disciplinary or other regulatory or legal actions in the future. In addition, it is possible that any past noncompliance could subject us to future civil lawsuits, the outcome of which could have a material adverse effect on our financial condition and operating results.

We are required to keep accurate books and records. There is considerable fluctuation during any year and from year-to-year in the volume of transactions we must process. We record security transactions and post our books daily. Operations personnel monitor operations to determine compliance with applicable laws, rules and regulations. Failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients.

We have a prior disciplinary record with FINRA, which could have an adverse effect on our ability to operate if we become subject to additional FINRA disciplinary action.

During the period from approximately 1990 through July 31, 2004, primarily while our operating subsidiary Hudson was owned by and supervised by the prior management of the prior owners and operating under a different name, we were cited by FINRA for violations of FINRA's Rules of Fair Practice and Marketplace Rules on at least 20 occasions and were fined amounts ranging from $250 to $82,500. The total amount of such fines was approximately $405,000. The existence of such prior violations could have an adverse effect on us should such violations recur under the supervision of current management. To date, no additional fines have been assessed. A regulatory investigation is currently underway. On May 5, 2008, Hudson received a letter from FINRA alleging a failure to supervise and implement written supervisory procedures related to trading and market making and anti-money laundering rules. There is no indication of what amount of fines or sanctions FINRA may demand in connection with these allegations. On June 16, 2008, Hudson submitted a response to FINRA. There can be no assurances that such matters will not have a material adverse effect on the results of operations or financial condition of the Company in any future period, depending in part on the results for such period.

We face substantial competition that could reduce our market share and harm our financial performance.

All aspects of our business are highly competitive. We compete directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, investment advisors and certain commercial banks. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. These mergers and acquisitions have increased competition from these firms, many of which have significantly greater capital and financial and other resources than we have. With respect to retail brokerage activities, certain regional firms with which we compete have operated in certain markets longer than we have and have established long-standing client relationships. We also compete with others in the financial services industry in recruiting registered representatives and new employees as well as retaining current personnel, and we could be adversely affected in the event we were to lose registered representatives who either individually or in the aggregate accounted for a significant percentage of our revenues.

We may not be able to grow as planned.

As part of our long-term growth strategy, we intend to recruit individual registered representatives and to evaluate the acquisition of other firms or assets that would complement or expand our business in attractive service markets or that would broaden our customer relationships. We cannot assure you that we will be successful in our recruiting efforts or that we will be able to identify suitable acquisition candidates available for sale at reasonable prices or that we will be able to consummate any acquisition. Further, future acquisitions may further increase our leverage or, if we issue equity securities to pay for the acquisitions, our stockholders could suffer dilution of their interests.

We also plan to expand into complementary businesses, both by developing new product/service offerings that will be valuable to our existing customers and by entering into strategic partnerships with related businesses that can bring new customers. In addition, we plan to explore creating a retail brokerage division. There can be no assurance that any of the new products or services will be developed. If we are unable to raise adequate capital, we will not have the available funds to create new products.

If we lose senior management and key personnel or are unable to attract and retain skilled employees when needed, we may not be able to operate our business successfully.

We are particularly dependent on the services of Mark Leventhal (Executive Vice President), Martin Cunningham and Keith Knox. The loss of any of these individuals would have a significant negative effect on our business. In addition, we believe that our success will depend in large part upon our continued ability to attract and retain skilled traders and other employees, which is difficult because the market for the services of such individuals is very competitive. On January 4, 2007, the Company entered into five year employment agreements, effective as of January 1, 2007, as amended May 19, 2008, with Mr. Martin C. Cunningham and Mr. Keith R. Knox, whereby each will continue in their present positions, Chief Executive Officer and President, respectively.

If we lose certain key personnel, we may incur a charge as a result of unrecoverable prepaid compensation.

If we lose certain   key personnel to whom we have advanced compensation as a recruiting incentive, we are entitled to recover some or all of the funds advanced if they leave before predetermined dates or terminated for cause. However, collection could be subject to disputes or may require legal action in order to enforce the contract.

Currently, one employee has indicated that he disputes certain terms of his contract which would permit us to recover the prepaid compensation, if he terminated employment or if he was terminated for cause. At this juncture, this employee remains actively employed with the Company. We believe that the executed agreement represents a binding contract. However, if the employment agreement was terminated at a time that the employee is obligated to return or repay to us the funds that we advanced, there can be no assurance that we will be successful in recovering the funds advanced.

We need to comply with stringent capital requirements and therefore if we suffer significant losses we would be below our net capital requirement.

Many of the regulatory agencies, securities exchanges and other industry self-regulatory organizations that regulate us have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer, less deductions for certain types of assets. Currently, we are required to maintain net capital of at least $1,000,000. As of June 30, 2008, we had net capital of $7,177,095 and excess net capital (that is, net capital less required net capital) of $6,177,095. We intend to maintain such funds as are necessary to operate our business and to maintain compliance with regulatory net capital requirements. Changes to our business may require us to maintain higher net capital levels than currently. If we fail to maintain the required net capital, we may be subject to suspension or revocation of our licenses. If such net capital rules are changed or expanded, or if there is an unusually large charge against our net capital, we might be required to limit or discontinue those portions of our business that require the intensive use of capital. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business.

Our exposure to possible litigation and regulatory proceedings could adversely affect our business.

The Company has been named as a defendant in various actions relating to its activities as a broker-dealer including a civil action and a regulatory investigation. From time to time, we are engaged in arbitrations and proceedings be self-regulatory organizations. Many aspects of the securities brokerage business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. Any such litigation brought in the future could have a material adverse effect on our business, financial condition and operating results.

From time to time, we may also be engaged in various legal proceedings not related to securities. We currently maintain various types of insurance, including employment practices liability insurance, the proceeds of which may help to reduce the amount we may otherwise be required to pay with respect to certain types of claims. However, there can be no assurance that we will be able to obtain such insurance in the future. If it can be obtained, the price for such insurance may be unreasonable. Even if such insurance is in force, the amount of any award may exceed the maximum coverage provided by such insurance, in which case we will be required to pay any uncovered portion.

Risks Associated with our Securities

Our common stock is not actively traded, so you may be unable to sell at or near ask prices or at all if you need to sell your Shares to raise money or otherwise desire to liquidate your Shares.

Our common stock has historically been sporadically traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time has been, and may continue to be, relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

The application of the "penny stock" rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock, reducing the liquidity of an investment in the common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and variable profitability which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock is sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history, and uncertainty of future market acceptance for our services. As a consequence of this enhanced risk, more risk adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

In addition, the market price of the common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;
•	fluctuations in interest rates;
•	the operating and stock price performance of other companies that investors may deem comparable to us; and
•	news reports relating to trends in our markets or general economic conditions.

The stock market in general and the market prices for brokerage-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

We do not intend to pay dividends to our stockholders.

We do not have any current plans to pay dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Four employees control approximately 37% of the voting capital stock of our company.

Our three executive officers and Steven Winkler, our NASDAQ trading manager at the Company’s wholly-owned broker-dealer subsidiary, each own approximately 7-11% of our common stock as of August 11, 2008. In the event that these individuals vote together on any or all issues, you will have no effective voice in our management. Accordingly, these four individuals could substantially influence the outcome of any matters submitted to a vote of our stockholders and have the ability to determine all management policy and financing decisions.

Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for a stockholder to sell its shares at any reasonable price, if at all.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock.

The large number of recently issued shares to investors and shares issuable upon exercise of warrants could have an adverse affect on our stock price.

In a November 2006 private placement, the Company issued 9,575,325 shares of common stock, 4,787,664 investor warrants with an exercise price of $0.85 and 574,520 placement agent warrants with an exercise price of $0.60. In addition, another 1,760,590 warrants with an exercise price of $1.0494 remain outstanding. Subsequent to the private placement, 7,908,655 shares of common stock and 3,954,329 shares of common stock issuable upon exercise of warrants with an exercise price of $0.85 were registered by the Company. Given the effectiveness of the Registration Statement, such investors now have the ability to sell such shares without any volume restrictions.

In a June 2008 private placement, the Company issued 8,000,000 shares of common stock and a warrant to purchase 4,000,000 shares at an exercise price of $0.75 per share, which are the shares registered under this prospectus. The securities were sold subject to a registration rights agreement which mandates that the Company use its commercially reasonable efforts to file a registration statement within 30 days of the closing and to obtain effectiveness within 90 days after the closing (120 days if the SEC reviews the registration statement).

The price of our common stock could significantly decline if such investors elect to sell their shares in the market at times when there are not a corresponding number of investors willing to purchase such shares. In addition, the large number of outstanding warrants will likely cause an overhang on the market and prevent the market price of the common stock from rising above the warrant exercise price.

There are limitations in connection with the availability of quotes and order information on the OTC Bulletin Board

Trades and quotations on the Over the Counter Bulletin Board (the "OTCBB") involve a manual process, and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

There are delays in order communication on the OTCBB.

Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one's OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock. Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our common stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

There is limited liquidity on the OTCBB.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

There is a limitation in connection with the editing and canceling of orders on the OTCBB.

Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

The large number of restricted stock shares and options to purchase shares that have been granted, and may continue to be granted, to new and existing employees may dilute the ownership interest of existing shareholders and may adversely affect the stock price.

As of August 11, 2008, options to purchase 4,708,333 shares of common stock are outstanding, 8,361,666 shares of unvested restricted stock have been issued and an additional 10,530,001 shares are available for issuance as awards under the 2005 Plan and 2007 Plan. The 2005 Plan and 2007 Plan have been registered. Given the effectiveness of the Registration Statement, the holders have the ability to sell the shares upon exercise of the options or the vesting of restricted stock. The price of our common stock could significantly decline if such investors elect to sell their shares in the market at times when there are not a corresponding number of investors willing to purchase such shares. In addition, the large number of outstanding options will likely cause an overhang on the market and prevent the market price of the common stock from rising above the option exercise prices.

Increased dealer compensation could adversely affect the stock price.

The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

Shares eligible for future sale may adversely affect the market.

In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, which we refer to herein as the Securities Act, subject to certain limitations. As of June 30, 2008, approximately 11,673,000 shares held for more than 6 months by non-affiliates shares may be available for public sale without regard to volume limitations and by means of ordinary brokerage transactions in the open market pursuant to Rule 144.

In general, pursuant to Rule 144, after satisfying a six-month holding period: (i) affiliated stockholder (or stockholders whose shares are aggregated) may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated stockholders may sell without such limitations, provided we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one-year holding period without any limitation or restriction. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holder.  In the event all the warrants listed for resale are exercised for cash, we will receive up to $3,000,000.  While it is difficult to forecast a use of proceeds for such an event given the restriction on the securities and the price of our common stock, the table below itemizes the estimated use of proceeds for $3,000,000, in the event all the warrants were exercised for cash.

Working capital and general corporate purposes	$3,000,000

TOTAL	$3,000,000

The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements.  There can be no assurances that any of the outstanding warrants will be exercised.  If all warrants held by the selling security holders are exercised for cash, we will receive $3,000,000 in gross proceeds.

SELLING SECURITY HOLDERS

At August 11, 2008, we had 45,125,185 shares of our common stock issued and outstanding.  This prospectus relates to periodic offers and sales of 4,000,000 shares of our common stock by the selling security holder listed below and its pledgees, donees and other successors in interest, which includes 4,000,000 shares issuable upon the exercise of common stock purchase warrants.

The following table sets forth each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete.  The prior-to-offering figures are as of August 11, 2008. All share numbers are based on information that these stockholders supplied to us.  This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares.  Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

All proceeds of this offering will be received by the selling stockholder for its own account.  We may receive proceeds in connection with the exercise of the warrants if such warrants are exercised for cash, the underlying shares associated with which may, in turn, be sold by the selling stockholder.  As used in this prospectus, the term “selling stockholder” includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder.  After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock.  Information about the selling stockholder may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Number of Shares of Common Stock, not including Shares Issuable on Exercise of Warrants, Beneficially Owned	Number of Shares Represented by Warrants, Beneficially Owned	Total Number of Shares of Common Stock Beneficially Owned	Percentage Beneficially Owned Before the Offering	Number of Shares to be Offered for the Account of the Selling Stockholder(1)	Number of Shares to be Owned After this Offering	Percentage to be Beneficially Owned After this Offering

Seaport Hudson LLC (2)(3)	8,050,000	4,000,000	12,050,000	24.5%	4,000,000	8,050,000	16.4%

(1)	Assumes that all shares of common stock offered in this prospectus will be sold. The address of the selling stockholder is 360 Madison Ave., 22 nd Floor, New York, New York 10017.
(2)
The selling stockholder and we are not making any representation that any shares covered by the prospectus will or will not be offered for sale or resale. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder named above.

(3)
Pursuant to a Securities Purchase Agreement dated June 20, 2008, Seaport Hudson LLC, a Delaware limited liability company, acquired for an aggregate purchase price of $4,000,000: (i) 8,000,000 shares of common stock, par value $0.001 per share (the "Shares"), of Hudson Holding Corporation (the “Company”) and (ii) a warrant to purchase up to 4,000,000 Shares of the Company, which is currently exercisable. Seaport Hudson LLC is a wholly owned subsidiary of Seaport V LLC, a Minnesota limited liability company, which itself is a wholly owned subsidiary of The Seaport Group LLC, a Delaware limited liability company. Stephen C. Smith and Michael J. Meagher are the sole members of The Seaport Group LLC. In addition, The Seaport Group, LLC Profit Sharing Plan (the “Plan”), an employee benefit plan, holds 50,000 Shares. Mr. Smith and Mr. Meagher as trustees of the Plan possess shared power to vote and shared power to direct the disposition of 50,000 Shares held by the Plan. Mr. Smith's and Mr. Meagher's interest in such securities is limited to the extent of their pecuniary interest in Seaport Hudson LLC and the Plan, respectively, if any.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock issuable upon exercise of the warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

Our authorized capital stock consists of 201,000,000 shares, 200,000,000 shares of common stock and 1,000,000 shares of Preferred Stock. As of August 11, 2008, there were 53,486,851 shares of common stock issued (including 8,361,666 unvested restricted shares) and 45,125,185 shares of common stock outstanding and no shares of Preferred Stock issued and outstanding. These figures do not include securities to be issued pursuant to outstanding warrants or our 2005 Stock Option Plan and 2007 Long-Term Incentive Plan.

Common Stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of funds legally available therefor. In the event of the Company’s liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an “interested stockholder” (as defined in Section 203) owning 15% or more of the corporation’s outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of our outstanding voting stock (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent for our common stock. Their address is 59 Maiden Lane, Plaza Level, New York, NY 10038.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES LAW VIOLATIONS

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company. Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission’s Public Reference Section, 100 F Street, N.E., Washington, DC 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov . You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission’s public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Hudson Holding Corporation

4,000,000 Shares
of
Common Stock

PROSPECTUS

August 22, 2008